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                                January 10, 2001

                                                                     EXHIBIT 5.1


Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, CA  94555

         RE:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 10, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,507,216 shares of your Common Stock under your 1993 Stock Option Plan, of 1,075,000 shares of your Common Stock under the 2000 Stock Plan; and of 215,000 shares of your Common Stock under the 2000 Employee Stock Purchase Plan. Such shares of Common Stock are referred to herein as the "Shares" and such plans are referred to herein as the "Plans". As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

         It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation


                                          /s/ Wilson Sonsini Goodrich & Rosati